Contact:
Sean McHugh
Vice President Investor Relations & Treasury
(404) 745-2889

CARTER’S, INC. REPORTS FOURTH QUARTER AND FISCAL 2011 RESULTS

•	Fourth Quarter Net Sales $607 Million, Up 22%
•	Fourth Quarter EPS $0.59, Down 2%; Adjusted EPS $0.63, Up 5%
•	Fiscal 2011 Net Sales $2.1 Billion, Up 21%
•	Fiscal 2011 EPS $1.94, Down 21%; Adjusted EPS $2.09, Down 15%

Atlanta, Georgia, February 29, 2012 – Carter’s, Inc. (NYSE:CRI), the largest branded marketer in the United States of apparel exclusively for babies and young children, today reported its fourth quarter and fiscal 2011 results.

“In the fourth quarter, we achieved sales growth in every segment of our business, which reflects the strength of our brands and compelling value they provide to consumers,” said Michael D. Casey, Chairman and Chief Executive Officer.  “For the year, we achieved a record level of sales by extending the reach of our brands in the United States and international markets.  Earnings continue to be impacted by abnormally high cotton prices.  We expect to see the benefit of lower cotton prices in the second half of 2012, and we are forecasting good growth in sales and profitability this year.”

Fourth Quarter of Fiscal 2011 compared to Fourth Quarter of Fiscal 2010

Consolidated net sales increased $111.4 million, or 22.5%, to $606.6 million.  Net domestic sales of the Company’s Carter’s brands increased $54.5 million, or 14.1%, to $442.4 million.  Net domestic sales of the Company’s OshKosh B’gosh brand increased $10.6 million, or 10.6%, to $110.0 million.  Net international sales, which are comprised of sales of Carter’s and OshKosh B’gosh branded products to wholesale customers outside the United States and Canadian retail store sales, increased $46.3 million to $54.3 million.

The Company’s pre-tax income in the fourth quarter of fiscal 2011 includes expenses related to the acquisition of Bonnie Togs, a Canadian children’s apparel retailer, of approximately $3.0 million.

Operating income in the fourth quarter of fiscal 2011 was $55.0 million, a decrease of $3.7 million, or 6.4%, from $58.8 million in the fourth quarter of fiscal 2010.  Excluding the effect of the acquisition-related expenses noted above and detailed at the end of this release, adjusted operating income in the fourth quarter of fiscal 2011 was $58.0 million, a decrease of $0.8 million, or 1.3%, from the fourth quarter of fiscal 2010.  The decrease primarily reflects the net effect of higher product costs.

Net income decreased $0.1 million, or 0.3%, to $34.8 million, or $0.59 per diluted share, compared to $34.9 million, or $0.60 per diluted share, in the fourth quarter of fiscal 2010.  Excluding the effect of the acquisition-related expenses noted above and detailed at the end of this release, adjusted net income in the fourth quarter of fiscal 2011 increased $2.5 million, or 6.8%, to $37.3 million, or $0.63 per diluted share from the fourth quarter of fiscal 2010.

A reconciliation of income as reported under accounting principles generally accepted in the United States of America (“GAAP”) to adjusted income is provided at the end of this release.

Business Segment Results

In light of the acquisition of Bonnie Togs in June 2011, the Company realigned certain of its reportable segments.  Effective October 1, 2011, the Carter’s and OshKosh  wholesale segments reflect domestic business activities formerly reported in these brands’ wholesale and mass channel segments.  In addition, the Company added a new international segment, which includes its Canadian retail business, international wholesale sales, and international royalty income.  Prior-year amounts have been recast to conform to the current year presentation.

Carter’s Segments

Carter’s retail segment sales increased $42.6 million, or 26.1%, to $206.3 million, driven by incremental sales of $19.3 million generated by new store openings and $13.0 million generated by eCommerce sales, and a comparable store sales increase of $11.0 million, or 7.2%, which were partially offset by the effect of store closings of $0.7 million.  In the fourth quarter of fiscal 2011, the Company opened nine Carter’s retail stores and closed one. As of the end of the fourth quarter, the Company operated 359 Carter’s retail stores.

Carter’s wholesale segment sales increased $11.9 million, or 5.3%, to $236.1 million reflecting strong demand for the Company’s Carter’s, Just One You, and Child of Mine brands.

OshKosh B’gosh Segments

OshKosh retail segment sales increased $9.5 million, or 11.9%, to $89.3 million, driven by a comparable store sales increase of $5.0 million, or 6.9%, incremental sales of $4.6 million generated by eCommerce sales and $1.6 million generated by new store openings, which were partially offset by the effect of store closings of $1.9 million.  In the fourth quarter of fiscal 2011, the Company closed six OshKosh retail stores.  As of the end of the fourth quarter, the Company operated 170 OshKosh retail stores.

OshKosh wholesale segment sales increased $1.1 million, or 5.6%, to $20.6 million.

International Segment

International segment sales increased $46.3 million to $54.3 million, reflecting the acquisition of the Canadian retailer Bonnie Togs in fiscal 2011 and higher wholesale sales.  In the fourth quarter of fiscal 2011, the Company opened one store in Canada.  As of the end of the fourth quarter, the Company operated 65 retail stores in Canada.

Fiscal 2011 compared to Fiscal 2010

Consolidated net sales increased $360.5 million, or 20.6%, to $2.1 billion.  Net domestic sales of the Company’s Carter’s brands increased $236.7 million, or 17.2%, to $1.6 billion.  Net domestic sales of the Company’s OshKosh B’gosh brand increased $22.4 million, or 6.6%, to $362.8 million.  Net international sales increased $101.4 million to $136.2 million.

The Company’s pre-tax income in fiscal 2011 includes Bonnie Togs acquisition-related charges of approximately $12.2 million.

Operating income in fiscal 2011 was $187.5 million, a decrease of $55.8 million, or 22.9%, from $243.3 million in fiscal 2010.  Excluding the effect of the acquisition-related expenses noted above and detailed at the end of this release, adjusted operating income in fiscal 2011 was $199.7 million, a decrease of $43.6 million, or 17.9%, from fiscal 2010.  The decrease primarily reflects the net effect of higher product costs.

Net income decreased $32.5 million, or 22.2%, to $114.0 million, or $1.94 per diluted share, compared to $146.5 million, or $2.46 per diluted share, in fiscal 2010.  Excluding the effect of the acquisition-related expenses noted above and detailed at the end of this release, adjusted net income in fiscal 2011 decreased $23.2 million, or 15.9%, to $123.2 million, or $2.09 per diluted share from fiscal 2010.

A reconciliation of income as reported under GAAP to income adjusted for expenses related to the Company’s acquisition of the Bonnie Togs business is provided at the end of this release.

Cash flow from operations in fiscal 2011 was $81.1 million compared to $85.8 million in fiscal 2010, reflecting decreased earnings in fiscal 2011, partially offset by lower net working capital requirements.

Carter’s Segments

Carter’s retail segment sales increased $125.4 million, or 22.9%, to $671.6 million, driven by incremental sales of $57.0 million generated by new store openings and $40.8 million generated by eCommerce sales, and a comparable store sales increase of $29.1 million, or 5.6%, which were partially offset by the effect of store closings of $1.5 million.  In fiscal 2011, the Company opened 56 Carter’s retail stores and closed three stores.

Carter’s wholesale segment sales increased $111.3 million, or 13.4%, to $939.1 million, driven by growth in the Company’s Carter’s, Child of Mine, and Just One You brands.

OshKosh B’gosh Segments

OshKosh retail segment sales increased $16.0 million, or 6.0%, to $280.9 million, driven by incremental sales of $12.9 million generated by eCommerce sales and $8.9 million generated by new store openings, which were partially offset by a comparable store sales decrease of $0.7 million, or 0.3%, and the effect of store closings of $5.0 million.  In fiscal 2011, the Company opened three OshKosh retail stores and closed thirteen stores.

OshKosh wholesale segment sales increased $6.4 million, or 8.5%, to $81.9 million driven by higher off-price channel sales.

International Segment

International segment sales increased $101.4 million to $136.2 million, reflecting the acquisition of Bonnie Togs in fiscal 2011 and higher wholesale sales.

2012 Business Outlook

The Company anticipates that product costs for its Spring 2012 merchandise assortments will increase approximately 15% compared to its Spring 2011 assortments, due to continued elevated cotton, labor, and other product-related costs.  Product costs for the Company’s Fall 2012 merchandise assortment are expected to decline approximately 10% compared to its Fall 2011 assortments, principally due to lower cotton costs.

For fiscal 2012, the Company projects net sales will increase approximately 8% to 10% over fiscal 2011.  The Company expects adjusted diluted earnings per share, excluding approximately $5 million to $7 million in charges related to the Bonnie Togs acquisition or other unusual items, to be approximately $2.40 to $2.50 compared to $2.09 in fiscal 2011.

For the first quarter of fiscal 2012, the Company expects net sales to increase approximately 11% to 13% over the first quarter of fiscal 2011.  The Company expects adjusted diluted earnings per share, excluding approximately $1 million to $2 million in charges related to the Bonnie Togs acquisition or other unusual items, to be approximately $0.38 to $0.43, compared to $0.56 in the first quarter of fiscal 2011.

Conference Call

The Company will hold a conference call with investors to discuss fiscal 2011 results and its business outlook on February 29, 2012 at 8:30 a.m. Eastern Time.  To participate in the call, please dial 913-981-5519.  To listen to a live broadcast of the call on the internet, please log on to www.carters.com and select the “Q4 2011 Earnings Conference Call” link under the “Investor Relations” tab.  Presentation materials for the call can be accessed at www.carters.com by selecting the “Conference Calls & Webcasts” link under the “Investor Relations” tab.  A replay of the call will be available shortly after the broadcast through March 9, 2012, at 719-457-0820, passcode 8641534.  The replay will also be archived on the Company’s website.

For more information on Carter’s, Inc., please visit www.carters.com.

Cautionary Language

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated financial results for the first quarter of fiscal 2012 and fiscal 2012, or any other future period, assessment of the Company’s performance and financial position, and drivers of the Company’s sales and earnings growth.  Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.  Factors that could cause actual results to materially differ include: the acceptance of the Company's products in the marketplace; changes in consumer preference and fashion trends; seasonal fluctuations in the children's apparel business; negative publicity; the breach of the Company's consumer databases; increased production costs; deflationary pricing pressures and customer acceptance of higher selling prices; a continued decrease in the overall level of consumer spending; the Company's dependence on its foreign supply sources; failure of its foreign supply sources to meet the Company's quality standards or regulatory requirements; the impact of governmental regulations and environmental risks applicable to the Company's business; disruption to our eCommerce business; the loss of a product sourcing agent; increased competition in the baby and young children's apparel market; the ability of the Company to identify new retail store locations, and negotiate appropriate lease terms for the retail stores; the ability of the Company to adequately forecast demand, which could create significant levels of excess inventory; failure to successfully integrate Bonnie Togs into our existing business and realize growth opportunities and other benefits from the acquisition; failure to achieve sales growth plans, cost savings, and other assumptions that support the carrying value of the Company's intangible assets; and the ability to attract and retain key individuals within the organization.  Many of these risks are further described in the most recently filed Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission under the headings "Risk Factors" and "Forward-Looking Statements."  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except for share data)
(unaudited)

	For the three-month periods ended		For the twelve-month periods ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011

Net sales	$606,629	$495,270	$2,109,734	$1,749,256
Cost of goods sold	399,894	311,262	1,418,582	1,075,384
Gross profit	206,735	184,008	691,152	673,872
Selling, general, and administrative expenses	160,872	135,108	540,960	468,192
Royalty income	(9,182)	(9,886)	(37,274)	(37,576)
Operating income	55,045	58,786	187,466	243,256
Interest expense, net	1,843	3,196	7,148	9,870
Foreign currency gain	(251)	--	(570)	--
Income before income taxes	53,453	55,590	180,888	233,386
Provision for income taxes	18,668	20,696	66,872	86,914
Net income	$34,785	$34,894	$114,016	$146,472

Basic net income per common share	$0.59	$0.61	$1.96	$2.50

Diluted net income per common share	$0.59	$0.60	$1.94	$2.46

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(unaudited)

	For the three-month periods ended					For the twelve-month periods ended
(dollars in thousands)	December 31, 2011		% of Total	January 1, 2011	% of Total	December 31, 2011		% of Total	January 1, 2011	% of Total
Net sales:

Carter’s Wholesale	$236,087		38.9%	$224,216	45.3%	$939,115		44.5%	$827,815	47.3%
Carter’s Retail (a)	206,309		34.0%	163,663	33.0%	671,590		31.8%	546,233	31.2%
Total Carter’s	442,396		72.9%	387,879	78.3%	1,610,705		76.3%	1,374,048	78.5%

OshKosh Retail (a)	89,322		14.7%	79,837	16.2%	280,900		13.3%	264,887	15.2%
OshKosh Wholesale	20,640		3.4%	19,549	3.9%	81,888		3.9%	75,484	4.3%
Total OshKosh	109,962		18.1%	99,386	20.1%	362,788		17.2%	340,371	19.5%

International (b)	54,271		9.0%	8,005	1.6%	136,241		6.5%	34,837	2.0%

Total net sales	$606,629		100.0%	$495,270	100.0%	$2,109,734		100.0%	$1,749,256	100.0%

Operating income (loss):			% of segment net sales		% of segment net sales			% of segment net sales		% of segment net sales

Carter’s Wholesale	$29,080		12.3%	$29,875	13.3%	$119,682		12.7%	$152,281	18.4%
Carter’s Retail (a)	33,672		16.3%	38,132	23.3%	105,818		15.8%	113,277	20.7%

Total Carter’s	62,752		14.2%	68,007	17.5%	225,500		14.0%	265,558	19.3%

OshKosh Retail (a)	(140)		(0.2%)	7,622	9.5%	(9,469)		(3.4%)	19,356	7.3%
OshKosh Wholesale	(1,232)		(6.0%)	(613)	(3.1%)	(1,490)		(1.8%)	3,863	5.1%

Total OshKosh	(1,372)		(1.2%)	7,009	7.1%	(10,959)		(3.0%)	23,219	6.8%

International (b)	10,743	(c)	19.8%	4,131	51.6%	27,251	(c)	20.0%	16,925	48.6%

Segment operating income	72,123		11.9%	79,147	16.0%	241,792		11.5%	305,702	17.5%

Corporate expenses (d)	(17,078)	(e)	(2.8%)	(20,361)	(4.1%)	(54,326)	(e)	(2.6%)	(62,446)	(3.6%)

Total operating income	$55,045		9.1%	$58,786	11.9%	$187,466		8.9%	$243,256	13.9%

(a)	Includes eCommerce results.
(b)	Net sales include international retail and wholesale sales. Operating income includes international licensing income.
(c)
Includes $0.7 million and $6.7 million of expense related to the amortization of the fair value step-up for Bonnie Togs inventory acquired for the three and twelve-month periods ended December 31, 2011, respectively, and a $1.5 million and $2.5 million charge associated with the revaluation of the Company’s contingent consideration for the three and twelve-month periods ended December 31, 2011, respectively.

(d)
Corporate expenses generally include expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, building occupancy, information technology, certain legal fees, consulting, and audit fees.

(e)	Includes $0.8 million and $3.0 million of professional service fees associated with the acquisition of Bonnie Togs for the three and twelve-month periods ended December 31, 2011, respectively.

CARTER’S, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except for share data)
(unaudited)

	December 31, 2011	January 1, 2011
ASSETS
Current assets:
Cash and cash equivalents	$233,494	$247,382
Accounts receivable, net	157,754	121,453
Finished goods inventories, net	347,215	298,509
Prepaid expenses and other current assets	18,519	17,372
Deferred income taxes	25,165	31,547

Total current assets	782,147	716,263
Property, plant, and equipment, net	122,346	94,968
Tradenames	306,176	305,733
Goodwill	188,679	136,570
Deferred debt issuance costs, net	2,624	3,332
Other intangible assets, net	258	--
Other assets	479	316
Total assets	$1,402,709	$1,257,182
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$--	$--
Accounts payable	102,804	116,481
Other current liabilities	49,949	66,891

Total current liabilities	152,753	183,372
Long-term debt	236,000	236,000
Deferred income taxes	114,421	113,817
Other long-term liabilities	93,826	44,057
Total liabilities	597,000	577,246

Commitments and contingencies
Stockholders’ equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at December 31, 2011 and January 1, 2011	--	--
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized, 58,595,421 and 57,493,567 shares issued and outstanding at December 31, 2011 and January 1, 2011, respectively	586	575
Additional paid-in capital	231,738	210,600
Accumulated other comprehensive loss	(11,282)	(1,890)
Retained earnings	584,667	470,651

Total stockholders’ equity	805,709	679,936

Total liabilities and stockholders’ equity	$1,402,709	$1,257,182

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in thousands)
(unaudited)

	For the fiscal years ended
	December 31, 2011	January 1, 2011
Cash flows from operating activities:
Net income	$114,016	$146,472
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,548	31,727
Amortization of Bonnie Togs inventory step-up	6,672	--
Non-cash revaluation of contingent consideration	2,484	--
Amortization of Bonnie Togs tradename and non-compete agreements	187	--
Amortization of debt issuance costs	708	2,616
Non-cash stock-based compensation expense	9,644	7,303
Income tax benefit from stock-based compensation	(6,900)	(9,249)
Loss (gain) on disposal / sale of property, plant, and equipment	139	(118)
Deferred income taxes	9,128	4,370
Effect of changes in operating assets and liabilities:
Accounts receivable	(33,222)	(39,359)
Inventories	(20,571)	(84,509)
Prepaid expenses and other assets	(948)	(6,269)
Accounts payable and other liabilities	(32,811)	32,837
Net cash provided by operating activities	81,074	85,821

Cash flows from investing activities:
Capital expenditures	(45,495)	(39,782)
Acquisition of Bonnie Togs, net of cash acquired	(61,207)	--
Proceeds from sale of property, plant, and equipment	10	286
Net cash used in investing activities	(106,692)	(39,496)

Cash flows from financing activities:
Payments on term loan	--	(334,523)
Proceeds from revolving credit facility	--	236,000
Payments of debt issuance costs	--	(3,479)
Repurchases of common stock	--	(50,000)
Income tax benefit from stock-based compensation	6,900	9,249
Withholdings from vesting of restricted stock	(2,181)	(927)
Proceeds from exercise of stock options	6,786	9,696
Net cash provided by (used in) financing activities	11,505	(133,984)

Effect of exchange rate changes on cash	225	--
Net decrease in cash and cash equivalents	(13,888)	(87,659)
Cash and cash equivalents, beginning of period	247,382	335,041

Cash and cash equivalents, end of period	$233,494	$247,382

CARTER’S INC. RECONCILIATION OF GAAP TO ADJUSTED RESULTS
	Three-month period ended December 31, 2011
(dollars in millions, except earnings per share)	Gross Margin	SG&A	Operating Income	Net Income	Diluted EPS

As reported (GAAP)	$206.7	$160.9	$55.0	$34.8	$0.59

Acquisition-related expenses:
Amortization of fair value step-up of inventory (a)	0.7	--	0.7	0.5	0.01
Revaluation of contingent consideration	--	(1.5)	1.5	1.5	0.02
Professional fees / other expenses (b)	--	(0.8)	0.8	0.5	0.01

Total acquisition-related expenses	0.7	(2.2)	3.0	2.5	0.04
As adjusted (c)	$207.5	$158.6	$58.0	$37.3	$0.63

	Twelve-month period ended December 31, 2011
(dollars in millions, except earnings per share)	Gross Margin	SG&A	Operating Income	Net Income	Diluted EPS

As reported (GAAP)	$691.2	$541.0	$187.5	$114.0	$1.94

Acquisition-related expenses:
Amortization of fair value step-up of inventory (a)	6.7	--	6.7	4.8	0.08
Revaluation of contingent consideration	--	(2.5)	2.5	2.5	0.04
Professional fees / other expenses (b)	--	(3.0)	3.0	1.9	0.03

Total acquisition-related expenses	6.7	(5.5)	12.2	9.2	0.15
As adjusted (c)	$697.8	$535.4	$199.7	$123.2	$2.09

(a)	Expense related to the amortization of the fair value step-up for Bonnie Togs inventory acquired.

(b)	Professional service fees associated with the acquisition of Bonnie Togs.
(c)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present gross margin, SG&A, operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  The Company has excluded $3.0 million and $12.2 million in acquisition-related expenses from these results for the three and twelve-month periods ended December 31, 2011, respectively.  The Company believes these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

CARTER’S INC. RECONCILIATION OF GAAP TO ADJUSTED RESULTS
	Three-month period ended April 2, 2011
(dollars in millions, except earnings per share)	SG&A	Operating Income	Net Income	Diluted EPS

As reported (GAAP)	$113.5	$53.6	$32.1	$0.55

Professional fees / other expenses (a)	(1.0)	1.0	0.7	0.01

As adjusted (b)	$112.5	$54.7	$32.8	$0.56

(a)	Professional service fees associated with the acquisition of Bonnie Togs.

(b)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present SG&A, operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  The Company has excluded $1.0 million in acquisition-related expenses from these results for the three month period ended April 2, 2011.  The Company believes these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

CARTER’S, INC. RECONCILIATION OF NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS
	For the fourth quarter ended		For fiscal years ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
Weighted-average number of common and common equivalent shares outstanding:
Basic number of common shares outstanding	57,955,394	57,003,785	57,513,748	58,135,868
Dilutive effect of unvested restricted stock	180,569	134,533	129,262	117,708
Dilutive effect of stock options	486,570	696,635	571,907	762,473
Diluted number of common and common equivalent shares outstanding	58,622,533	57,834,953	58,214,917	59,016,049

As reported on a GAAP Basis:
Basic net income per common share:
Net income	$34,785,000	$34,894,000	$114,016,000	$146,472,000
Income allocated to participating securities	(366,660)	(292,222)	(1,210,944)	(1,202,948)
Net income available to common shareholders	$34,418,340	$34,601,778	$112,805,056	$145,269,052

Basic net income per common share	$0.59	$0.61	$1.96	$2.50

Diluted net income per common share:
Net income	$34,785,000	$34,894,000	$114,016,000	$146,472,000
Income allocated to participating securities	(363,639)	(288,723)	(1,199,147)	(1,187,501)
Net income available to common shareholders	$34,421,361	$34,605,277	$112,816,853	$145,284,499

Diluted net income per common share	$0.59	$0.60	$1.94	$2.46

As adjusted (a):
Basic net income per common share:
Net income	$37,257,000	$34,894,000	$123,229,000	$146,472,000
Income allocated to participating securities	(392,717)	(292,222)	(1,308,794)	(1,202,948)
Net income available to common shareholders	$36,864,283	$34,601,778	$121,920,206	$145,269,052

Basic net income per common share	$0.64	$0.61	$2.12	$2.50

Diluted net income per common share:
Net income	$37,257,000	$34,894,000	$123,229,000	$146,472,000
Income allocated to participating securities	(389,481)	(288,723)	(1,296,043)	(1,187,501)
Net income available to common shareholders	$36,867,519	$34,605,277	$121,932,957	$145,284,499

Diluted net income per common share	$0.63	$0.60	$2.09	$2.46

(a)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present per share data excluding the adjustments discussed above.  The Company has excluded $3.0 million and $12.2 million in acquisition-related expenses from these results for the three and twelve-month periods ended December 31, 2011, respectively.